EXHIBIT 23.4


NETCO INVESTMENTS INC.
Suite 202, 1166 Alberni Street, Vancouver, BC V6E 3Z3
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September 18, 2003

Mr. Don Prest
Manning Elliott Chartered Accountants
11th Floor, 1050 West Pender Street
Vancouver, BC V6E 3S7

Dear Don:

RE:  NETCO INVESTMENTS INC. - AUDITED FINANCIAL STATEMENTS

Please be advised that as per a corporate resolution dated December 23rd 2002, Netco Investments has decided to retain the services of Amisano Hanson as our corporate auditors.

They will be responsible for auditing the June 30th 2002 unaudited statements, prepared by your firm, as well as the audit of the Company's December 31st 2002 financial statements.

We would appreciate it if you would co-operate with Amisano Hanson and provide them with any information they require to complete their audit.

It has been a pleasure working with you and we wish you our very best.

Yours sincerely,
NETCO INVESTMENTS INC.

/s/ Michael Jackson

Michael Jackson
President

/ctw



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